SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2003
FILE NUMBER 811-6463
SERIES NO.: 7

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A                    $ 2,800
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B                    $   674
              Class C                    $    80


73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A                  $000.2270
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B                  $000.2060
              Class C                  $000.2060



74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                     12,644
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                      3,353
              Class C                        486


74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $  8.85
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $  8.85
              Class C                    $  8.85